                          PEREGRINE CAPITAL MANAGEMENT
                                  POLICY MANUAL

                        EMPLOYEE SECURITIES TRANSACTIONS
SUMMARY        Peregrine prohibits Employees from engaging in any
               securities transactions that would violate its
               Standards of Conduct or would create a conflict of
               interest with any of our clients, including our
               investment management responsibilities for the Wells
               Fargo mutual funds.
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STANDARDS
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1)   All Peregrine employees/officers/directors ("Employees") are required to get WRITTEN PRE-CLEARANCE (prior approval) from the Compliance Officer, the President of the firm, or a designate of the President/Compliance Officer BEFORE EXECUTING ANY SECURITY TRANSACTION in any account in which the Employee has any direct or indirect beneficial ownership. Such transactions include, but are not limited to purchases or sales of securities and private placements and purchases, sales, and exercises of puts, calls and warrants. The Compliance Officer, the President of the firm, or a designate of the President/Compliance Officer must record the rationale for granting approval to purchase a private placement.

2) BENEFICIAL OWNERSHIP DEFINED. As an Employee, you should generally consider yourself to have a "beneficial ownership" of any securities in which you have a direct or indirect financial interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

3) An Employee MUST EXECUTE AN APPROVED SECURITY TRANSACTION WITHIN ONE BUSINESS DAY FROM THE DATE OF ITS APPROVAL.

4) Pre-Clearance (with the exception of private placements) is not required for: purchases or sales for any account over which the Employee has no direct or indirect influence or control; purchases which are part of an automatic dividend reinvestment plan; or purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

5) Employees are prohibited (Pre-clearance will not be granted) from making any transaction in a security which is contrary to the advice given or action taken (except such actions required to accommodate contributions/withdrawals) on behalf of any client with respect to that security; such prohibition is applicable for five business days after transactions on behalf of customer.





                                                                     Page 1 of 3
                                                                     Section A-9

6) Employees are prohibited (Pre-clearance will not be granted) from purchasing securities purchased for customers (or selling any security which customers have been advised to sell or which are sold for customers) until such time as all intended transactions on behalf of customers have been completed.

7) Employees are prohibited (Pre-clearance will not be granted) from purchasing or selling any security that is BEING CONSIDERED FOR PURCHASE OR SALE (under discussion between members of an investment team) in any customer's account.

8) Employees are prohibited (Pre-clearance will not be granted) from executing any transaction if that transaction:
     a) Would result in the buying or selling of securities in competition with buy or sell orders for any customer's account;
     b) Would be for the purpose of, or result in, buying or selling securities to take advantage of recent or imminent trades in any customer's account;
     c) Would involve the security of a company with respect to which the Employee has material non-public information;
     d) Would involve trading in options on any of the stocks held by or contemplated for any customer's account;
     e) Would take place before A SUFFICIENT PERIOD OF TIME (not more than 10 business days) has elapsed after a purchase or sale transaction for a customer's account for the effects of that transaction on the market price to dissipate (even if five business days may have elapsed); or
     f) Would involve the acquisition of a direct or indirect beneficial interest in an initial public offering.

9) No Employee shall cause or attempt to cause any client portfolio to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any securities transactions for customer accounts without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation:
     a) Their direct or indirect beneficial ownership of any securities of such issuer;
     b)   Any position with such issuer or its affiliates; and
     c) Any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.

10) Employees are required to submit annually a list of the securities in which they have a direct or indirect beneficial ownership. New Employees should submit a list of the securities in which they have a direct or indirect beneficial ownership within 10 days of employment at Peregrine. The Compliance Officer or his designate will review these reports. Employees must direct their brokers to supply to Peregrine Capital Management (attention: Compliance Officer), on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which the Employee has any beneficial ownership. These reports require the following information (which information must



                                                                     Page 2 of 3
                                                                    Section: A-9
     be current as of a date no more than 30 days before the annual report is submitted): (a) The title, number of shares and principal amount of each security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee or upon annual submittal;
     (b) The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee or the date of the annual submittal; and (c) The date that the report is submitted by the Employee.

11) Except as required in the normal course of carrying out an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of customer accounts or securities that are BEING CONSIDERED FOR PURCHASE OR SALE on behalf of any account.

12) Employees are required to report monthly all personal securities transactions by or on behalf of such Employee within 10 days following the end of the reporting period. The Compliance Officer or his designate will review these transactions. These reports require the following information: (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) The price of the security at which the transaction was effected; (d) The name of the broker, dealer or bank with or through which the transaction was effected; and (e) The date that the report is submitted by the Employee; and (f) With respect to any account established by the Employee in which any securities were held during the month for the direct or indirect benefit of the Employee: (i) The name of the broker, dealer or bank with whom the Employee established the account; (ii) The date the account was established; and (iii) The date that the report is submitted by the Employee.

13) Any exceptions to these standards require prior approval in writing from the President of the firm (and Wells Fargo Compliance if involving the mutual funds).

14) Employee transactions in securities issued or guaranteed by the U. S. Treasury or any other "Government security" as defined in Section
     2(a)(16) of the Investment Company Act of 1940 with a remaining maturity of 12 months or less, banker's acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing and shares of registered open-end investment companies are excluded from these policies and standards.

15) Employee transactions in municipal bonds or municipal closed-end bond funds do not require prior approval, but they must be reported monthly. Should Peregrine become active in purchasing municipal securities on behalf of its clients, this exemption from the prior approval process will be eliminated.

16) EMPLOYEES WHO VIOLATE THESE POLICIES WILL BE SUBJECT TO DISCIPLINARY ACTION, WHICH COULD INCLUDE DISGORGEMENT OF PROFITS MADE OR LOSSES AVOIDED AND/OR DISMISSAL.

                                                                     Page 3 of 3
                                                                    Section: A-9

                          PEREGRINE CAPITAL MANAGEMENT
                                  POLICY MANUAL

                           USE OF INSIDER INFORMATION

SUMMARY Employees shall not purchase or sell securities on the basis of material, inside (nonpublic) information for their own account or for the accounts managed by Peregrine Capital Management, nor shall they disclose any material, inside information in their possession to others or recommend securities based on such information.

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STANDARDS
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1.   Material inside (nonpublic) information is any information about a company or the market for the company's securities which has come directly or indirectly from the company and which has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

2. Information should be presumed "material" if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

3. Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly, or indirectly to the company (or its insiders) is deemed to be inside information.

4. Allocation of brokerage business to broker-dealers shall not be in consideration of the furnishing of material inside information.


                                                                     Page 1 of 2
                                                                    Section: A-8

5. If an employee has any question as to whether information is material or whether it is inside and not public, he or she must resolve the question or questions before trading, recommending trading, or divulging the information.

6. Employees shall not purchase or sell securities for their own account or for the accounts managed by Peregrine Capital Management on the basis of material, non-public information in their possession. Employees shall not disclose any material, inside information in their possession to others or recommend securities based on such information. Fiduciary responsibility does not require an employee to disregard the limitations imposed by the federal securities laws, particularly Rule 10b-5.

7. If there is any unresolved question whatsoever in an employee's mind as to the applicability or interpretation of the foregoing standards or the propriety of any desired action, the matter must be discussed with Peregrine's President or Compliance Director and the Legal Division of Wells Fargo and Company prior to trading or recommending trading.

8. Employees with access to material or inside information about Wells Fargo must obtain prior approval from the General Counsel of Wells Fargo for all purchases or sales of securities issued by Wells Fargo.

9. No employee shall invest in options, futures contracts, puts, calls, short sales or other similar transactions involving securities issued by Wells Fargo and Company.

10. Employees are required to report monthly all personal securities transactions by or on behalf of such employee. These transactions are reviewed by the Compliance Officer.


                                                                     Page 2 of 2
                                                                    Section: A-8

APPENDIX A
Code of Ethics and Business Conduct

I. WELLS FARGO'S APPROACH

                           Wells Fargo* expects its team members to adhere to the highest possible standards of ethics and business conduct and to comply with all laws and regulations that govern our businesses. This Code of Ethics and Business Conduct (the "Code") sets forth Wells Fargo's policy and standards concerning ethical conduct for all team members. Our aim is to promote an atmosphere in which ethical behavior is well recognized as a priority and practiced.

                           The policy and standards are grouped under section headings that emphasize the fundamental and overriding principles which should guide our behavior: We should act in a manner that will serve the best interests of Wells Fargo; that will preserve confidential information; and that will avoid conflicts of interest or the appearance of conflicts of interest.

                           This Code cannot provide rules to cover every circumstance. Answers to questions involving ethical considerations are often neither easy nor clear-cut. If you have a question about a particular situation, discuss it with your manager or your business line's Code Administrator. A process for resolving issues that arise under the Code is more fully outlined in the Code Administration section (Section V).

II. SERVE WELLS FARGO'S BEST INTERESTS

                           To preserve and foster the public's trust and confidence, complete honesty and fairness is required in conducting internal and external business. Honesty and fairness require that team members provide accurate and complete information in dealings with customers and others. The products and services of Wells Fargo should be presented accurately and fairly. Any practice, no matter how long-standing or widespread, that involves conveying inaccurate or incomplete information in dealings with others is not acceptable.


----------
* Wells Fargo or Wells Fargo companies, as used throughout this Code, means Wells Fargo & Company and each of its subsidiaries and affiliates.

                           As a team member, you are expected:
                           -        to be knowledgeable about your job;
                           - to conduct all aspects of Wells Fargo's business in an ethical and legal manner and in accordance with federal laws and regulations and the laws and regulations of all localities and states where Wells Fargo does business; and
                           - to comply with Wells Fargo's policies and procedures.

                           When the applicability or interpretation of laws, regulations or policy is unclear, you must seek advice from your manager or supervisor, your business line's Code Administrator, or the Law Department.

                           You are expected to exercise good judgment and common sense in your decision-making and your dealings with others. Commitments should be made only if they can be met realistically. The services of others, such as suppliers, brokers, appraisers or attorneys, should be chosen based on the quality of service and competitiveness of price.

                           If you become aware of actual or potential problems in any area of Wells Fargo's services or operations or in its business relationships with vendors, you should inform your supervisor or manager or others in a position to effect solutions.

III. PRESERVE CONFIDENTIALITY

                           Confidentiality has always been an essential part of the financial industry's business. Wells Fargo's customers give us a good deal of private information about themselves and rightfully trust us to keep this information in confidence. Today we have technology that enables us to keep more information about customers than ever before. Recognizing this, Wells Fargo has placed special emphasis on the collection, storage and use of customer information. This section is about your responsibility to protect confidential and proprietary information from release or misuse.

CONFIDENTIAL INFORMATION   Your role in privacy protection is critical. As a
                           team member, you will have access to confidential information about Wells Fargo, its customers and suppliers. Such information is intended solely for use within Wells Fargo and is limited to those with a business need-to-know. Confidential information acquired by a team member through his or her employment must be held in the strictest confidence and, except for a business reason, must never be discussed with anyone -- not even family. Such information is to be used solely for corporate purposes and never for personal gain, and may not be used to compete with Wells
                           Fargo.

                           You must not disclose confidential information you have obtained in the course of your employment to any other team member unless the other team member has a business need to know the information for the performance of his or her duties on behalf of Wells Fargo. Except for authorized credit inquiries, confidential information may not be disclosed to persons outside Wells Fargo except when its disclosure is required by law or has been specifically authorized in writing by the customer. Even disclosing that an individual or company has an account with Wells Fargo is an improper disclosure of confidential information.

                           Improper release of confidential information damages our customers' trust in Wells Fargo and can result in loss of business and even legal action. It also reflects on your ability to do your job and can result in corrective action, up to and including the termination of your employment.

PROPRIETARY INFORMATION

                           Information that is classified by Wells Fargo as "internal use" (limited to Wells Fargo team members, contractors and vendors covered by a non-disclosure agreement); "confidential" (intended solely for use within Wells Fargo and limited to those with business need-to-know); and "restricted" (intended solely for restricted use within Wells Fargo and limited to those with an explicit, predetermined and stringent need-to-know) is considered proprietary information, that is, information that is the property of Wells Fargo. It includes trade secrets and information regarding:
                           -        Wells Fargo's business;
                           - the company's financial performance, if it has not been publicly announced;
                           -        customers;
                           -        team members;
                           -        products, services and pricing;
                           -        systems plans and information;
                           -        data centers or other property information;
                           -        passwords and computer programs;
                           -        business plans; and
                           -        marketing plans, strategies and costs.

                           During the time you are a Wells Fargo team member, you must not:
                           - reveal any proprietary information about the company or its team members, customers or vendors to anyone except properly designated team members; or

                           - use on behalf of Wells Fargo any proprietary or confidential information you have acquired at another company.

                           If you leave Wells Fargo, you may not:
                           - use any proprietary information for your own or another's gain; or
                           - keep any originals or copies of manuals, notebooks, drawings, notes, reports, proposals, other documents, materials, tools or equipment or property belonging to Wells Fargo.

INSIDER TRADING            Insider trading involves the purchase or sale of
                           securities of a company or other entity while in possession of material, nonpublic information (also called "inside information") about the company or entity. Any person who purchases or sells securities while in possession of material inside information, or who communicates or "tips" such inside information to anyone else who trades securities on such information, violates this Code of Ethics and Business Conduct and may violate United States securities laws. Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information.
                           If you commit an insider trading violation, in addition to possible criminal penalties, both you and your supervisor or manager may be liable for as much as $1,000,000 in fines or three times the amount of the profit gained or loss avoided (whichever is greater), and you may be subject to immediate termination of employment.

                           Material Inside Information - "Inside" or "nonpublic information" is information about a business organization that is not generally available to or known by the public. Such information is considered to be "material" if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company's securities (whether stock, bonds, notes, debentures, limited partnership units or other equity or debt securities). Information should be presumed "material" if it relates to, among other things, any of the following:
                           - earnings or financial results, before publicly disclosed;
                           -        dividend increases or decreases;
                           -        changes in previously released earnings
                                    estimates;
                           -        significant gains or losses;
                           -        significant expansion or curtailment of
                                    operations;
                           - significant merger or acquisition proposals or agreements;
                           -        significant purchase or sale of assets;

                           -        significant new products or discoveries;
                           -        significant borrowing;
                           -        major litigation;
                           -        new debt or equity offerings;
                           -        liquidity problems; or
                           -        significant management changes.

                           Restrictions Against Insider Trading - You must not purchase or sell securities on the basis of material inside information, either personally or for any account over which you exercise investment discretion. This restriction also applies to your "affiliates" (spouse, minor children, and other relatives living in your household and any trust or other account in which you or an affiliate has a beneficial interest). You are also prohibited from disclosing material inside information in your possession to others (e.g., "tipping") except to those Wells Fargo team members and outside professionals who have a need to know the information in order to perform their duties on behalf of Wells Fargo.

                           If you have inside information about a customer or supplier of Wells Fargo, you are responsible for ensuring that any purchase or sale of the customer's or supplier's securities by you or your "affiliates" is in compliance with the "Insider Trading" and "Personal Trading and Investment" provisions of the Code. Questions regarding whether information is "inside" or "material" should be referred to your supervisor or manager, your business line's Code Administrator or to the Corporate Secretary of Wells Fargo & Company.

                           Purchases and Sales of Securities Issued By Wells Fargo - You may not purchase or sell securities issued by Wells Fargo & Company if you have material inside information about Wells Fargo & Company. Any team member who has a question regarding whether information about Wells Fargo & Company may be deemed to be "material inside information" should call the Corporate Secretary of Wells Fargo & Company. Executive officers of Wells Fargo & Company and those in other positions expressly identified by the General Counsel of Wells Fargo & Company must obtain prior approval from the General Counsel or the Corporate Secretary for all purchases and sales of securities issued by Wells Fargo & Company including transfers into or out of a Wells Fargo stock fund in an employee benefit plan.

                           Likewise, you may not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company.

IV. AVOID CONFLICTS OF INTEREST

                           Team members must avoid conflicts of interest or the appearance of a conflict of interest in their personal and business activities. The appearance of a conflict of interest may be just as damaging to the reputation of Wells Fargo as the existence of an actual conflict of interest. A conflict of interest is a situation in which your personal interest or outside economic interest in a matter:
                           -        Interferes with your duties and
                                    responsibilities to Wells Fargo;
                           - May be inconsistent or incompatible with your obligation to exercise your best judgment in pursuit of the interests of Wells Fargo;
                           - Encroaches on the time that you should devote to your work with Wells Fargo; or
                           - Raises a reasonable question about or the appearance of such interference.

                           When presented with a situation involving a potential conflict of interest, you should ask: Would public disclosure of the matter embarrass Wells Fargo or lead an outside observer to believe that a conflict exists? The sections that follow provide rules and guidance for specific situations in which the possibility of a conflict of interest is present. Certain activities must be strictly avoided and others require written approval before they can be undertaken.

                           If a conflict or potential conflict of interest arises in circumstances not discussed under the rules that follow or if application of a rule to a set of circumstances is unclear, you should consult your Code Administrator. In some cases it may be necessary to obtain approval or disclose the possible conflict in writing to your Code Administrator for consideration by the Group Executive Vice President or Executive Vice President for your business line or the corporate Ethics Committee.

STANDARDS FOR              As a financial institution, Wells Fargo's business
PERSONAL FINANCES          depends on public confidence in our ability to help
                           manage the financial affairs of others. In general, your personal finances are private. However, because you represent Wells Fargo, it is important that you manage your personal finances properly and in a prudent manner.

                           If you are having financial difficulties, you may talk to Employee Assistance Consulting (EAC) which can provide confidential advice and referrals to community resources.

TRANSACTIONS WITH          Wells Fargo maintains an extensive system of internal
WELLS FARGO                controls in order to provide reasonable assurance
                           that assets are safeguarded and all transactions are properly recorded.

                           Personal Transactions - You must transact all personal financial business with Wells Fargo following the same procedures that are used by customers and from the customer side of the window or desk. You are not allowed to handle or approve your own transactions, or transactions on accounts over which you have any ownership interest, control or signing authority. These transactions must be handled by personnel other than the team member for whom the transaction is conducted. Any team member found transacting personal business for both him or herself and Wells Fargo will be assumed to be in violation of the Code and internal operating policy and procedures. (This includes transactions for a business if the team member or a member of the team member's family* owns that business.)

                           Monetary AND non-monetary transactions must be processed by another team member. This includes but is not limited to transactions such as:
                           -        Loans or any form of credit extension;
                           -        Checks and withdrawals;
                           -        Deposits;
                           -        Changes of address;
                           -        Increasing Express ATM card limits; or
                           -        Changing overdraft (OD) limit codes.

                           If your transaction requires approval, the approval must come from the next HIGHER level of authority. You may not request approval of personal transactions by a co-worker or by anyone

----------
* For the purposes of this Code, a team member's "family" means the people who are related to a team member as follows:
         - family members, defined as including the team member's spouse or domestic partner, if any, and their combined:
                  -        parents and grandparents (including step-and in-law),
                  - children and grandchildren (including step-and in-law), and
                  -        brothers and sisters (including step-and in-law),
         -        significant others or roommates; and
         - anyone else whose relationship to the team member could be perceived as causing a conflict of interest.

                  you directly or indirectly supervise.

                  You may not directly or indirectly purchase from Wells Fargo real or personal property that has been repossessed by Wells Fargo.

                  Overdrafts, Fees and Service Charges - You may not approve overdrafts or reverse or waive fees or service charges for:
                  -        your own accounts;
                  -        accounts in which you have an interest;
                  -        accounts of relatives;
                  - accounts of members of your household, including roommates and other unrelated individuals; or
                  - accounts of companies controlled by you, someone in your family or members of your household.

                  In addition, the decision to pay or waive charges for your own overdraft must not be made by another team member you directly or indirectly supervise. This policy is intended to prevent situations where one team member could exert either purposeful or inadvertent pressure on another team member to pay an overdraft or waive or reduce charges merely because of their job relationship.

                  The fact that a team member is a treasurer or officer of a corporation, municipality, county, political fund, nonprofit corporation or escrow trustee fund does not warrant or justify rate concessions for personal borrowing or fee waivers on other forms of business which are not available to similarly situated customers.

                  Account Relationships - You may not act as co-tenant, co-sign on a deposit account, or act as a co-tenant or deputy for a safe deposit renter, unless the account relationship belongs to:
                  - a nonprofit organization of which you are an officer or director; or
                  -        someone in your family.

                  Your Code Administrator must approve exceptions to this policy. Before any exceptions will be considered, your manager or supervisor (or another officer with higher authority) must privately contact the customer on whose account you will become a co-tenant or co-signer. The customer must acknowledge, in writing, that the arrangement is being made with his or her own free will and consent.

BANKING SERVICES  Although many of Wells Fargo's financial services are provided to team members at no cost or favorable rates, team members are expected to properly manage the use of those services. Misuse of Wells Fargo services will result in the same penalties or restrictions that apply to customers. For example, if you repeatedly issue checks for more than the collected funds balance in your checking account, your checking account will be closed.

                  In addition, some types of conduct are serious enough to warrant immediate termination of employment, such as check kiting (floating funds between two or more different accounts to cover withdrawals) or making false ATM deposits to receive immediate cash.

                  Wells Fargo reserves the right to review all team member accounts at any Wells Fargo bank or any other subsidiaries or affiliates for unusual activity, both regularly and during investigations involving potential losses.


PERSONAL TRADING  It is important that investments by team members for their
AND INVESTMENT    personal accounts or those of their family are not -- or do not appear to be -- conflicts of interest. Team members must avoid or disclose certain types of personal investments. For example, a team member may not:
                  -        invest in a company, including Wells Fargo & Company,
                           if he or she has material inside information (see "Insider Trading" section); or
                  -        deal in a new issue of securities on terms which are
                           in any way different from terms available to the general public.

                  A team member's investment in the securities (such as stock, bonds, notes, debentures, interests in limited partnerships or other equity or debt securities) of a customer or supplier may affect or may appear to affect the team member's judgment in the handling of transactions between Wells Fargo and the customer or supplier. For this reason, team members must not invest in the securities of a customer or supplier of Wells Fargo unless:
                  - the team member does not have material inside information about the customer or supplier; and
                  - the team member has no involvement in the approval or the management of business transactions between the customer or supplier and Wells Fargo; or
                  - the securities of the customer or supplier are publicly traded on a national securities exchange and the team member does not participate in decisions involving credit or other business transactions with Wells Fargo that may be significant to the customer or supplier.

                  Under the following circumstances, you are required to obtain approval from your Code Administrator prior to an investment in any business entity with which Wells Fargo has a business relationship:
                  - if the investment creates, or gives the appearance of creating, a conflict of interest because of size, value or other reason; or
                  - if the investment is arranged, sponsored or participated in by a customer.

                  Individuals employed in the brokerage, investment advisory and trust or investment management units of Wells Fargo are subject to additional requirements and restrictions.

BORROWING         Except for normal credit extended by merchants to cover
                  purchases of goods or services, you must not borrow from any customer or supplier of Wells Fargo, even at the customer's suggestion, unless the customer is a family member or a recognized lending institution and the terms are comparable to the terms the institution offers to other borrowers.

                  You must not lend personal funds to, cosign, endorse, guarantee or otherwise assume responsibility for the borrowings of any customer or supplier of Wells Fargo unless the customer or supplier is a family member.

                  Team members in a direct or indirect reporting or auditing relationship must not lend money to or borrow money from other Wells Fargo team members.

                  If a customer has funds to invest, you may not propose that the customer lend the funds to you or otherwise offer investment advice unless authorized to do so.

LOANS AND OTHER   There are a number of loans and other transactions in which
TRANSACTIONS      Wells Fargo team members may not participate. For example:
                  -        you may not make credit, purchase, contract or other
                           agreements for the company if you have a personal or family financial interest in the individual or organization seeking credit or other agreements from Wells Fargo;
                  -        you may not make or approve a loan to an examiner;
                           and
                  -        you may not accept for yourself any type of payment
                           from a customer or other individual or entity for obtaining or trying to obtain a loan from the bank.

                  In addition, extensions of credit from the bank to executive officers, directors, their related interests and other insiders identified in Regulation O are subject to various dollar limits, and may be required to be approved by or reported to the bank's board of directors.

BUSINESS EXPENSES You may not approve your own expenses or request approval of those expenses by anyone who reports directly or indirectly to you. Approval must be obtained in accordance with the policies of your business line and from the next highest authority in your business unit.

PAYMENT ERRORS    You are required to report immediately to your supervisor or manager any overpayment of wages, salary, incentive pay, bonuses, vacation or sick time. Your supervisor or manager will work with you to make appropriate arrangements to reimburse the company.

SALES INCENTIVE   As part of Wells Fargo's sales culture, the company creates
PROGRAMS          various incentive programs to reward the top producers of new business and to obtain new business. This section provides guidance for specific situations in which the possibility of a conflict of interest may be present.

                  Sales to Relatives and Friends - Wells Fargo recognizes that relatives and friends are one source of new business. Within these guidelines, incentive programs generally allow team members to receive credit and any related compensation for legitimate sales to, or referrals of, relatives or friends.

                  Inappropriate Sales - Steering a customer to an inappropriate or unnecessary product to receive sales credit harms the customer and also violates the spirit of the incentive programs. Any form of "gaming" to receive compensation or to meet sales goals is in direct violation of company policy and may result in corrective action, up to and including termination.

                  Reclassification or Transfer - Reclassifying or transferring existing business should not be viewed as a true sale and is not intended to result in sales incentive, unless the reclassification or transfer:
                  -        is part of a specific product program; or
                  - is a general bank strategy or has very clear customer benefit and the customer's express agreement.

                  Discounts or Customer Incentives - It is not appropriate for you to supplement standard discounts or customer incentives by substituting your own personal funds, including your commission income, in order to complete a sale or earn a higher commission by recording a cross-sell. It is inappropriate to pay a fee, such as credit card fee, or fund a deposit account on behalf of a customer in order to complete a sale. Wells Fargo is interested in bona fide sales and provides a number of ways for our sales force to offer fee waivers or rate discounts in order to attract new business.

HANDLING BUSINESS Corporate Opportunities - You may not take advantage of
OPPORTUNITIES     opportunities, that rightly belong to Wells Fargo. For
                  example, you may not:
                  -        acquire property you know Wells Fargo is interested
                           in purchasing;
                  -        divert business from Wells Fargo; or
                  -        personally receive a commission or fee for a
                           transaction you have conducted for Wells Fargo.

                  Referrals - You may not refer a customer whose credit application was denied by Wells Fargo to another credit source in return for a commission, nor may you offer to advance credit to the customer on your own (for instance, offering to provide a personally financed second mortgage). In this instance, team members should provide the customer with a list of several reputable alternate credit sources, without indicating a preference, unless the team member's business line participates in a Wells Fargo-sponsored internal referral program.

ADVICE TO         Wells Fargo's ability to offer many services is either
CUSTOMERS         prohibited or strictly limited by government regulation.

                  If you are asked to recommend professional services that are not provided through Wells Fargo's own referral sources, for instance, if asked for advice about real estate agents or attorneys, you may provide a list of several qualifying sources without indicating favoritism or making a specific recommendation.

GUIDELINES FOR    You are expected to devote full time to Wells Fargo's
ACTIVITIES        interests during regular working hours and during any
OUTSIDE THE       additional time that is required. While Wells Fargo recognizes
COMPANY           that involvement in civic and political activities is
                  beneficial to your personal growth and influence within your community and profession, as well as to Wells Fargo, participation in outside activities must not adversely affect your performance of your duties for Wells Fargo. Outside activities that compete with Wells Fargo's business or present a conflict or potential conflict of interest are not permitted.

                  Outside Business and Employment Activities - You may not accept a position as a director, trustee, officer, owner or general partner of any outside business organized for profit without prior written approval. Approval will generally be given if you and Wells Fargo will benefit from the association or the outside business involves members of your family. Approval to serve as a director of a publicly held corporation must be obtained from the Chief Executive Officer of Wells Fargo & Company.

                  You may have other employment without prior approval as long as the outside employment does not involve an activity or business that competes with Wells Fargo. Any team member who desires to accept competing or conflicting outside employment must request approval for an exception to the Code.

                  Competing or conflicting outside employment prohibited by the Code includes any position that:
                  - competes with a service or business provided by Wells Fargo including, but not limited to, working for a:
                           -        bank,
                           -        mortgage company,
                           -        savings and loan association,
                           -        credit union,
                           -        trust company,
                           -        insurance agency,
                           -        broker/dealer, or
                           -        financial services company;
                  - requires activities or services to be performed during regular Wells Fargo working hours (e.g., receiving phone calls, preparing reports) or uses Wells Fargo equipment or supplies;
                  - involves information developed for or proprietary to Wells Fargo;
                  - includes providing services to the general public where the knowledge of the individual's employment with Wells Fargo may influence customers;
                  - involves preparation, audit or certification of statements or documents Wells Fargo may rely on to make lending or other decisions; or
                  - is with a company which is a customer of Wells Fargo, if you have signing authority or some other level of control or authority over any of the deposit or credit accounts maintained at Wells Fargo.

                  Some other employment is permitted only under limited circumstances with prior approval under Section V. Such employment may include:
                  -        employment involving the preparation of tax returns;
                  -        employment involving investment or legal advice;
                  - employment in which you give advice based on information obtained through Wells Fargo employment;
                  - activity as a real estate salesperson, broker, agent or contractor; or
                  - outside business activity with a Wells Fargo team member with whom you have a close business relationship at Wells Fargo, including:
                           -        supervision,
                           - processing, reviewing or auditing of work, or
                           - frequent exchanges of information, advice or services.

                  Participation in an outside business involves responsibilities and risks of which you need to be aware and need to be willing to assume. Approval shall not imply that you are serving at the direction or request of Wells Fargo.

                  Civic Activities - Your participation in religious, community, professional or charitable organizations is encouraged. Approval is not required to participate in or accept appointment as a trustee, director or officer of a non-profit organization unless there is a lending relationship or some other potential conflict of interest between the organization and Wells Fargo. Participation shall not imply that you are serving at the direction or request of Wells Fargo.

                  Political Activities - You are encouraged to participate in political activities on your own time and in accordance with your individual desires and political preferences. However, it must be clear at all times that your participation is done as an individual and not as a representative of Wells Fargo.

                  Before you become a candidate or appointee to a public office You must notify your supervisor or manager.

                  Fiduciary Activities - You must not accept appointment as an executor, administrator, guardian, trustee or any similar fiduciary capacity unless the appointment arises out of a relationship with a member of your family. Requests for exceptions to this policy should be made to the Group Executive Vice President for Investment or his/her designee. Approval of an exception to this policy shall not imply that you are serving at the direction or request of Wells Fargo.

                  Wills, Trusts and Estates - You may witness a customer's will only if the customer's attorney is present. You may not accept an inheritance under a will or other instrument from a customer, unless the customer is a member of your family or spouse's family. Exceptions to this rule must be approved in writing by the Group Executive Vice President for Investment or his/her designee.


GIVING OR         You and members of your family must not accept gifts or
ACCEPTING GIFTS   hospitality (including services, discounts, entertainment,
AND HOSPITALITY   travel or promotional materials) from an actual or potential customer or supplier or from business or professional people to whom you do or may refer business unless the gift or hospitality was made in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or hospitality could influence you in the performance of your duties for Wells Fargo. It is unlawful for you to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Wells Fargo. This rule applies to all team members, including, but not limited to, those involved in recommending or making decisions related to:
                  -        pricing of products sold by the company;
                  -        extension of credit; or
                  -        purchase of goods or services from outside
                           vendors.

                  Cash - Cash must never be accepted or given.

                  Giving Gifts - Team members who wish to give gifts (including unsolicited advertising, promotional material or travel expenses) must follow standard expense authorization procedures. This includes submitting an invoice for any expense over $75 and correctly coding the invoice, expense report or other expense record to reflect the gift.

                  Gifts valued at more than $100 to a current or potential customer within any calendar year must be approved, in writing, by your Code Administrator.

                  Accepting Gifts - You may not accept gifts worth more than $100 (including unsolicited advertising, promotional material or travel expenses) from current or potential customers, suppliers or their agents. However, the following items are NOT subject to the $100 limit:

                  - gifts clearly given to the company rather than to an individual team member (these ARE subject to the primary rule regarding influence or appearance of influence);
                  - gifts based on obvious family or personal relationships when it is clear that the relationship, and not the company's business, is the basis for the gift;
                  - discounts or rebates on merchandise or services from an actual or potential customer or supplier if they are comparable to and do not exceed the discount or rebate given by the customer or supplier to persons who are not employed by Wells Fargo; or
                  - awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment.

                  Trips - You must disclose to management any customer or vendor offers of expense-paid trips to customer or vendor sites, seminars, exhibits or other outings. You must obtain management approval before accepting such an offer. You may not participate in such a trip if it may influence or appear to influence your judgment in dealing with customers or vendors who may transact business with Wells Fargo.

                  Exceptions - Any exception to the gift policies specified herein must be approved in writing by your Code Administrator. If you receive a gift or an offer of hospitality that exceeds these limits or is intended to influence or might appear to influence your decision or action, immediately advise your Code Administrator, in writing, of the circumstances involved.

V. CODE ADMINISTRATION

APPLICABILITY     The provisions of this Code of Ethics and Business Conduct apply to all team members of Wells Fargo & Company, its subsidiaries and affiliates regardless of whether the team member is classified as regular, part-time or flexible.

TEAM MEMBER       As a Wells Fargo team member, you have the following
RESPONSIBILITIES  obligations under the Code:
                  -        to read and comply with the Code;
                  -        to ensure that any required disclosures are made and
                           approvals or exceptions are obtained through the process outlined in this section;
                  -        to report conflicts of interest or violations of the
                           Code to your Code Administrator or by calling the ETHICSLINE (see "ETHICSLINE" below);
                  -        to help ensure that Wells Fargo & Company and each of
                           its subsidiaries and affiliates comply with all applicable laws and regulations. You are expected to report illegal or unethical activities in the workplace by calling the ETHICSLINE so that the issue can be addressed promptly. The ETHICSLINE is confidential and your call will remain anonymous if you desire; and
                  -        upon Wells Fargo's request, to confirm in writing
                           that you have received and read a copy of the Code and that you are in compliance with its provisions.

                  You will be assigned a Code Administrator who is responsible for Code training, review and approval of required disclosures and consents and responding to questions and other matters related to the Code. Any discussions between you and a Code Administrator in which you report a possible violation of the Code will be treated as confidential and no retaliation may be taken against a team member as a result of a good faith report of a possible Code violation.

                  IF YOU VIOLATE ANY PROVISION OF THE CODE, YOU WILL BE SUBJECT TO CORRECTIVE ACTION, UP TO AND INCLUDING TERMINATION OF YOUR EMPLOYMENT.

CODE              Oversight - The members of the Ethics Committee are appointed
ADMINISTRATION    by the Chief Executive Officer of Wells Fargo & Company. The
RESPONSIBILITIES  Ethics Committee is responsible for the content of the Code and overseeing the administration and interpretation of the Code.

                  Code Administrator Assignments - Each Group Executive Vice President and Executive Vice President* is responsible for Code administration for all team members in his/her line of business. Group Executive Vice Presidents and Executive Vice Presidents may delegate ongoing Code administration to managers within the organizations that directly or indirectly report to them. Further delegation of administration responsibilities by designated Code Administrators may be done only with the written approval of the Group Executive Vice President or Executive Vice President. A copy of the Code Administrator assignments will be kept on file by each Group Executive Vice President and Executive Vice President and will be centrally maintained by corporate Human Resources.

                  Code Administrative Duties -
                  -        CODE ORIENTATION: New team members will be given

----------
* For purposes of this Code, the terms Group Executive Vice President and Executive Vice President refer to the Group Executive Vice Presidents and Executive Vice Presidents who report to the Office of the Chairman of Wells Fargo & Company.

                           Code orientation at the time of hire or as soon as possible thereafter. They must be a) given a copy of the Code, b) informed of their obligations under the Code, including the obligation to read the Code and comply with all disclosure, approval and consent requirements and c) notified of the name, location and telephone number of their Code Administrator. Team members of newly acquired businesses must receive Code orientation within 90 days after the acquisition unless a date specific extension is approved by the Group Executive Vice President or Executive Vice President.

                  - ANNUAL CERTIFICATION: Annually, each Group Executive Vice President and Executive Vice President must send a letter to the Code Administrators reporting directly or indirectly to him/her outlining their responsibility to ensure the Code administration process is in place and functioning on an ongoing basis. At least once each year, each Code Administrator must ensure that the team members for whom he/she is the Code Administrator have been:
                           -        given a copy of the Code;
                           - present at a staff meeting or provided a detailed memorandum in which the major provisions of the Code have been discussed and the team members have been given an opportunity to ask questions; and
                           - informed of their obligations under the Code as set forth above.

                           Code Administrators may request some or all team members to confirm in writing that they have received and read a copy of the Code and are in compliance with its provisions.

PROCESS FOR       Disclosures and Requests for Approval - If a provision of the
DISCLOSURES,      Code requires that a team member make a disclosure or request
APPROVALS AND     for approval or consent, the team member must set forth in
EXCEPTIONS        writing all relevant facts and submit the disclosure or
                  request to his/her Code Administrator. On each disclosure or request submitted, the Code Administrator must note his/her approval or disapproval of the activities disclosed, any comments or reasons, and the date filed. A copy of each disclosure or request, noting the approval or disapproval by the Code Administrator, shall be returned to the team member and a copy placed in the Code Administrator's file.

                  Exceptions - Unless otherwise indicated in the Code, exceptions to the Code can be approved only by the business line's Group Executive Vice President or Executive Vice President or by the Ethics Committee.

                  If, for compelling reasons, a team member believes an exception to a provision of the Code for a specific situation is warranted, the team member must submit a request for exception to his/her Code Administrator with a copy to the Group Executive Vice President or Executive Vice President for the business line. The request for exception must set forth all relevant facts. The Code Administrator will review all of the facts and forward a proposed recommendation in writing to the Group Executive Vice President or Executive Vice President. The team member and his/her Code Administrator will be notified in writing of the decision of the Group Executive Vice President or Executive Vice President.

                  Ethics Committee Review - If a disclosure, request for approval or exception request arises which is not discussed in the Code or if application of the rule to a set of circumstances is unclear or has broad policy implications, the Code Administrator, Group Executive Vice President or Executive Vice President who initially received the request or disclosure may forward the documentation to the Corporate Secretary, c/o Wells Fargo Law Department, for referral to and resolution by the Ethics Committee. The Corporate Secretary or the Ethics Committee will notify the Code Administrator, the Group Executive Vice President or the Executive Vice President, of the Committee's decision. A copy of each disclosure or request, noting the approval or disapproval by the Ethics Committee, must be returned to the team member and a copy placed in the Code Administrator's file.

RECORDKEEPING     Code Administrators are responsible for all Code-related
                  recordkeeping. All disclosures, requests for approval or consent, requests for exceptions and other Code documentation must be retained by Code Administrators in a confidential file separate from the official personnel or team member files.
                  Disclosures and other documentation concerning Code issues must be retained for seven years following a team member's termination of employment.

COMPLIANCE        Wells Fargo Audit Services, Inc. is responsible for evaluating compliance with the administration procedures of the Code on an ongoing basis as part of regularly scheduled audits. The
                  Chief Auditor reports the results of administrative compliance reviews to the Audit and Examination Committee of the Wells Fargo &
                  Company Board of Directors.

VI. ETHICSLINE

                  Wells Fargo has established an ETHICSLINE for team members to call to report violations or suspected violations of the Code, including any violation of laws or regulations. ETHICSLINE may also be used to obtain advice on your obligations under the Code.

                  ETHICSLINE numbers are connected to answering machines 24 hours a day. You may call ETHICSLINE at: (800)382-7250.

                  All calls to ETHICSLINE will be treated as confidential to the extent permitted by law. No retaliation may be taken against a team member for providing information, in good faith, about possible Code violations or violations of laws or regulations.

                  You may choose to use ETHICSLINE anonymously. Since the ETHICSLINE agent may need some additional information about the situation, you will be asked to leave an identifying word or phrase and a callback number, including your area code.

                  Under some circumstances, federal regulations may require Wells Fargo to report activity that it suspects may violate certain criminal laws. These regulations also require Wells Fargo to report certain types of suspicious activity. This includes conduct or activity by customers or by team members on behalf of Wells Fargo & Company, any Wells Fargo bank, or any other subsidiary or affiliate. You are not required to report, and ETHICSLINE should not be used to report, any criminal activity that is unrelated to Wells Fargo.